As filed with the U.S. Securities and Exchange Commission on December 16, 2025.

Registration No. 333-290977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGM Group Holdings Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 2212, 22/F, CC Wu Building

302-308 Hennessy Road

Wanchai, Hong Kong

+852-975-02047
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Jasmine M. Li, Esq.

TsingLaw NY LLP
1934 W 9th St

Brooklyn, NY 11223

+1-929-748-8008

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

AGM Group Holdings Inc. (the “Company”) is filing this Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-290977), originally filed on October 20, 2025 (the “Registration Statement”), as an exhibit-only filing. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed with this Amendment No. 2. The prospectus and the balance of the Registration Statement are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any indemnification may be held by the British Virgin Islands courts to be contrary to public policy or in breach of the BVI Act (for example, a provision for indemnification against civil fraud or the consequences of committing a crime).

Under the Second Amended and Restated Articles, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. The decision of our Board of Directors as to whether such a person acted honestly and in good faith with a view to the best interests of the company and as to whether the person had no reasonable to cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of a nolle prosequi does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. To be entitled to indemnification, such a person must have acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, must have had no reasonable cause to believe that his or her conduct was unlawful. The decision of our Board of Directors as to whether the person acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in the Second Amended and Restated Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On December 14, 2021, pursuant to a securities purchase agreement with certain institutional investors dated December 10, 2021, the Company closed (a) a registered direct offering for the sale of 2,898,552 of its Class A Ordinary Shares, par value US$0.001 per share, and (b) a concurrent private placement, for the sale of unregistered warrants to purchase up to 1,449,276 Class A Ordinary Shares at US$8.30 per share, expiring on December 8, 2025 (the “2021 Investor”), for gross proceeds of approximately US$20 million. The purchase price for each Class A ordinary share and the corresponding half of one 2021 Investor Warrant was US$6.90. Each 2021 Investor Warrant contains anti-dilution provisions to reflect share dividends and splits, adjustment upon future issuance of securities, or other similar transactions, as described in the 2021 Investor Warrants.

The Class A Ordinary Shares were issued to the purchasers in a registered direct offering and registered under the Securities Act, pursuant to a prospectus supplement to the Company’s registration statement on Form F-3 (File No. 333-236897), which was initially filed with the SEC on March 5, 2020 and declared effective by the SEC on May 28, 2020 (the “2021 Registered Direct Offering”). The Company filed the prospectus supplement for the 2021 Registered Direct Offering on December 13, 2021.

The Company issued the 2021 Investor Warrants to the purchasers in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder (the “2021 Private Placement,” and together with the 2021 Registered Direct Offering, the “2021 Offering”).

FT Global Capital, Inc. acted as the exclusive placement agent in connection with the 2021 Offering under the terms of the certain placement agency agreement, dated December 10, 2021 between it and the Company and, at closing of the 2021 Offering, received a cash fee equal to 7.5% of the aggregate gross proceeds raised in the 2021 Offering as well as reimbursement of certain costs and expenses of up to US$80,000 and warrants to purchase up to 202,899 Class A Ordinary Shares with an exercise price of US$8.30 per share, and with a term expiring on December 8, 2025 (the “2021 Placement Agent’s Warrants”, and together with the 2021 Investor Warrants, the “2021 Warrants”). The Placement Agent Warrants have the same registration rights as the Investor Warrants issued to the Purchasers in the 2021 Offering.

The Company filed a registration statement on Form F-3 (File No. 333-262107) to register the 2021 Warrants and the Class A Ordinary Shares underlying the 2021 Warrants, which was initially filed with the SEC on January 11, 2022 and declared effective by the SEC on June 8, 2022.

On June 25, 2025, the Company issued 1,200,000 Class B Ordinary Shares to Bo Zhu, the Chief Executive Officer and Director of the Company, in consideration of services rendered and future services to be rendered. The issuance was made in reliance on Regulation S under the Securities Act, as the transaction was an offshore transaction with a non-U.S. person and did not involve any public offering in the United States. No underwriters were involved in this issuance.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or annual report that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Second Amended and Restated Memorandum and Articles of Association of AGM Group Holdings Inc., amended and restated the June 2, 2025, filed as Exhibit 4.1 to our Form S-8 filed with the SEC on September 4, 2025 and incorporated by reference herein.
3.2*	Written Resolutions of the Directors of AGM Group Holdings Inc. passed on September 10, 2025, filed as Exhibit 3.1 to our Form 6-K filed with the SEC on October 10, 2025 and incorporated by reference herein.
4.1*	Form of Prepaid Advance, filed as Exhibit 4.1 to our Form 6-K filed with the SEC on September 23, 2025 and incorporated by reference herein.
4.2*	Form of Warrant, filed as Exhibit 4.2 to our Form 6-K filed with the SEC on September 23, 2025 and incorporated by reference herein.
5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered.
8.1*	Opinion of Harney Westwood & Riegels as to BVI tax matters (included in Exhibit 5.1).
10.1*	Director Offer Letter dated June 10, 2025 to Jia Hailiang, filed as exhibit 99.1 to the Form 6-K filed with the SEC on June 23, 2025, and incorporated by reference herein.
10.2*	Director Offer Letter dated June 10, 2025 to Cao Yang, filed as exhibit 99.2 to the Form 6-K filed with the SEC on June 23, 2025, and incorporated by reference herein.
10.3*	Director Offer Letter dated June 10, 2025 to Jianping Niu, filed as exhibit 99.3 to the Form 6-K filed with the SEC on June 23, 2025, and incorporated by reference herein.
10.4*	Employment Agreement with Bo Zhu, dated May 10, 2021, filed as exhibit 10.1 to the Form 6-K filed on May 10, 2021 and incorporated by referenced herein.
10.5*	English Translation of Equity Transfer Agreement dated September 5, 2025, by and among AGM Technology Limited, AGM Group Holdings Inc. and Peng Liu, filed as exhibit 10.1 to the Form 6-K filed on September 11, 2025 and incorporated by reference herein.
10.6*	Form of Securities Purchase Agreement, filed as exhibit 10.1 to the Form 6-K filed on September 23, 2025 and incorporated by reference herein.
10.7*	Form of Registration Rights Agreements, filed as exhibit 10.2 to the Form 6-K filed on September 23, 2025 and incorporated by reference herein.
10.8*	Form of Guarantee Agreement, filed as exhibit 10.3 to the Form 6-K filed on September 23, 2025 and incorporated by reference herein.
10.9*	Form of Letter Agreement, filed as exhibit 10.1 to our Form 6-K/A filed with the SEC on October 1, 2025 and incorporated by reference herein.
10.10*	2025 Share Incentive Plan, filed as exhibit 99.1 to the Form 6-K filed on September 4, 2025 and incorporated by reference herein.
21.1*	List of Subsidiaries.
23.1+	Consent of GGF CPA LTD.
23.2+	Consent of KCCW Accountancy Corp.
23.3*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).
23.4*	Consent of Shanghai Skylight Law Firm (included in Exhibit 99.4).
23.5*	Consent of Charles Wilson LLP (included in Exhibit 99.5).
24.1	Power of Attorney (included in signature page of this registration statement)
99.1*	Code of Ethics, filed as exhibit 14.1 to the Form F-1 filed on September 19, 2017 and incorporated by reference herein.
99.2*	Insider Trading Policy, filed as exhibit 11.2 to the Form 20-F filed on November 13, 2023 and incorporated by reference herein.
99.3*	Compensation Recovery Policy, filed as exhibit 97.1 to the Form 20-F filed on June 18, 2024 and incorporated by reference herein.
99.4*	Opinion of Shanghai Skylight Law Firm regarding certain PRC legal matters
99.5*	Opinion of Charles Wilson LLP regarding certain Hong Kong law matters
107*	Filing Fee Table

*	Previously filed
+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, People’s Republic of China, on December 16, 2025.

AGM Group Holdings Inc

By:	/s/ Bo Zhu
Bo Zhu
Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bo Zhu, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and re-substitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bo Zhu	Chief Executive Officer and Director	December 16, 2025
Bo Zhu

/s/ Hailiang Jia	Independent Director	December 16, 2025
Hailiang Jia

/s/ Jianping Niu	Independent Director	December 16, 2025
Jianping Niu

/s/ Yang Cao	Independent Director	December 16, 2025
Yang Cao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in the City of New York, State of New York, United States, on December 16, 2025.

AUTHORIZED U.S. REPRESENTATIVE Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.